SECURITIES AND EXCHANGE COMMISSION
            Washington, DC 20549

                    FORM 10SB

General Form for Registration of Securities of Small Business Issuers

Under Section 12(b) or (g) of the Securities Exchange Act of 1934

                      Gaming Venture Corp., U.S.A.
                 (Exact name of Small Business Issuer
                            in its charter)

  Nevada                            86-0883289
 (State or other jurisdiction      (I.R.S. Employer
of incorporation or organization)  Identification
                                      number)

   801 Pascack Road
     Paramus, NJ                           07652
(Address of principal executive offices) (Zip Code)

Registrant's Telephone number, including area code:
(201) 599-8484


Securities to be registered pursuant to Section 12(b) of the Act:
None

Securities to be registered pursuant to Section 12(g) of the Act:
Common Stock, $.001 par value


Forward-Looking Statements and Associated Risk.   This Registration
Statement contains forward-looking statements including statements regarding, among other items, Gaming Venture's growth strategies, and anticipated trends in Gaming Venture's business and demographics. These forward-looking statements are based largely on Gaming Venture's expectations and are subject to a number of risks and uncertainties,
certain of which are beyond Gaming Venture's control.   Actual results
could differ materially from these forward-looking statements as a result of the factors, including among others, regulatory or economic influences.

ITEM 1.   DESCRIPTION OF BUSINESS

Gaming Venture Corp., U.S.A. was incorporated on June 1, 1995 in the
State of Nevada.   On April 3, 1998, Casino Journal Publishing Group,
Inc. and its combined affiliates merged with Gaming Venture Corp.,
U.S.A., a Nevada corporation.   Casino Journal and its combined
affiliates became wholly owned subsidiaries of Gaming Venture, the
legal acquiror.   As the shareholders of Casino Journal and its
combined affiliated acquired approximately 65% of Gaming Venture's outstanding voting shares, the merger was accounted for as a reverse acquisition of Gaming Venture by Casino Journal, the accounting
acquiror in the transaction.   Simultaneous with the acquisition,
Gaming Venture Corp., U.S.A. changed its name to Casino Journal Publishing Group while the Gaming Venture's West, Inc. subsidiary changed its name to Gaming Venture Corp., U.S.A.

On January 3, 2003, the Board of Directors of Casino Journal approved the spin-off of one of its subsidiaries, Gaming Venture Corp., U.S.A., (previously Gaming Venture's West, Inc.) as a separate company.
Casino Journal will provide its shareholders one share of Gaming Venture for every three shares of Casino Journal owned as of the record
date.  No fractional shares will be issued.   The decision to spin-off
Gaming Venture was primarily due to Casino Journal's change to a
consumer oriented publishing company.   In January 2001, Casino Journal
sold its trade show and trade related publications to Gem
Communications.   With the completion of that sale, Casino Journal
became primarily focused on its consumer publications, Casino Player and Strictly Slots magazines and its Classic Poker and Gaming Cruises
division, all consumer related.   Gaming Venture's business of daily,
weekly and annual publications focusing on the financial and trade side of the gaming and lodging sectors along with its consulting operations has become non-core operations for Casino Journal and it was the board's view that Gaming Venture's growth has been constrained due to that.

Gaming Venture's Information Center division covers all types of gaming
and lodging news and information.   Information concerning all aspects
of the gaming industry is provided including riverboat and land based gaming, lotteries, pari-mutuels, charitable gaming, Internet gaming and Native American Gaming. For the lodging industry, information concerning new hotel openings, purchases and sales of existing hotels, mergers and acquisitions and executive changes are given. The division's publication's include the Gaming Industry Weekly Report, the Gaming Industry Daily Report, The Daily Lodging Report -- North America and Daily Lodging Report -- Asia Pacific newsletters, financially oriented newsletters serving investors and executives of the gaming and lodging hospitality industries. Gaming Venture also publishes the annual Gaming Sector....Yesterday, Today and Tomorrow report and provides consulting and advisory services to both public and privately
held companies involved in the gaming and hospitality industries.   The
consulting services include information services described above, day to day operations of gaming and hospitality enterprises and consulting investor relations and corporate communications for gaming enterprises.

The Gaming Industry Weekly Report

The Gaming Industry Weekly Report is a five page weekly newsletter that gives analysis and summaries on the events that occurred in the gaming
industry each week.   The newsletter is faxed and e-mailed each Friday
as well as US mailed for Monday delivery.   The newsletter focuses on
events that affect investors and executives to the Gaming Industry and includes a yearly Portfolio of gaming stocks as well as Insider

Transactions, news and analysis. The publication was first produced in 1992 and is the oldest newsletter in the United States that focuses solely on the gaming stocks and the news and events surrounding the industry.

The Gaming Industry Daily Report

The Gaming Industry Daily Report is a daily, one page newsletter which
is faxed or e-mailed each evening to subscribers.    The gaming
newsletter is geared towards the executive or investor who wants the
information quickly.   Each day the newsletter recaps the events and
stock price movements that occurred as related to the gaming industry. This publication was launched in August of 1995 and was the first Daily publication focusing on the gaming industry.

The Gaming Sector...Yesterday, Today and Tomorrow

The Gaming Sector...Yesterday, Today and Tomorrow is an annual report
produced by Gaming Venture.   Each year in December, Gaming Venture
produces this report, which is given complimentary to existing subscribers of The Gaming Industry Weekly and Daily Reports, and sold
to the general public.    The Gaming Sector...Yesterday, Today and
Tomorrow, first produced in 1993, is approximately 40 pages and gives a state by state rundown of the events and activities in the gaming
industry.   The publication gives a recap of the events that occurred
in the industry along with predictions of what could happen in the
future.   The publication also includes a section on publicly traded gaming companies, usually featuring 20 companies.

The Daily Lodging Report North America and Daily Lodging Report - Asia
Pacific

The Daily Lodging Report - North America and Daily Lodging Report Asia
Pacific were produced in an alliance with HVS International.   Produced
in the same format as The Gaming Industry Daily Report, the one page newsletter is faxed and e-mailed each day to investors and executives
involved in the hotel and lodging industry.   Each day the newsletter
recaps the events and stock price movements that occurred as related to
the lodging and hotel industry.   Like with the Gaming Industry Daily
Report, the Daily Lodging Report - North America was the first Daily publication launched that was geared towards the hotel and lodging
industry.   The Daily Lodging Report - North America was launched in
October 1997 in partnership with Hotels Magazine and HVS International.
Hotels Magazine left the partnership in 1998.   HVS International
remains as an affiliate of the Daily Lodging Report - North America, heading the marketing of the newsletter.

Gaming Venture plans to introduce additional Daily, Weekly, and annual financially oriented newsletters for other industries in the future
through joint ventures.   Gaming Venture also plans to expand existing
publications into other areas around the world or other segments of the
lodging and gaming industries.   Gaming Venture began distribution of
The Daily Lodging Report - Asia Pacific in February 2000 in a venture with HVS International and Hotel Asia Pacific Magazine. Hotel Asia
Pacific Magazine left the venture in February of 2001.   In 2002,
Gaming Venture assumed complete control of the Daily Lodging Report -
Asia Pacific.   Gaming Venture is exploring the launch of other Daily
Lodging Reports for other regional markets around the world.

Consulting Services

Gaming Venture also acts as a consultant to various companies in the
gaming industry.   In the past, Gaming Venture has consulted in the
areas of business consulting, mergers and acquisitions, investor relations, financing and marketing for gaming companies who were both
public and private.   Gaming Venture plans to expand the consulting
business into other areas with the lodging industry being the first, either on their own or in a joint venture with other consulting companies.

Gaming Venture's consulting business is primarily generated by the awareness provided by Gaming Venture's publications, direct solicitation, referrals from existing clients and word of mouth. Gaming Venture's CEO is well known as one of the most knowledgeable on the gaming industry, having appeared on CNBC, local news programs and
various newspaper and media publications around the world.   Gaming
Venture utilizes that publicity to further the publishing and consulting business.

Gaming Venture intends to expand the information center to include additional daily and weekly publications for the gaming and lodging
industries and also in additional industries.   Gaming Venture
continues to explore the opportunity to develop full blown gaming and lodging Central Information Centers on the Internet either on its own or in joint ventures with other media or consulting firms.

There is currently limited information available regarding the gaming
and lodging industry.   Gaming Venture's products allow for a way for
investors and executives to get all the daily and weekly information in
one place, rather than having to spend hours searching for it.   Gaming
Venture's information services are targeted at industry personnel plus consumers of and investors in the industry.

The information provided by Gaming Venture includes reporting and analysis of news releases by gaming and lodging companies, Dow Jones Federal Filings, Reuters, Bloomberg and other wire service reports, analyst reports and newspaper clippings from around the world.
Excerpts from reports filed with the Securities and Exchange Commission such as Form 10-K's, 10-Q's and 8-K's and insider transactions are also included.

Distribution

Gaming Venture newsletters are mailed, faxed or E-mailed to its subscribers.

Marketing, Advertisement & Fees

Gaming Venture's markets their products and services through either direct mail and e-mail, direct solicitation, marketing by other gaming related publications and by utilizing each product and service to generate business through other products and services. Gaming Venture cross markets publications by offering combo plans. A subscriber to the Gaming Industry Weekly Report is offered a very attractive rate to
add on other publications from Gaming Venture.   At the same time, the
sale, each year, of the annual Gaming Sector...Yesterday, Today and Tomorrow report also includes free trial subscriptions to Gaming Venture's other publications with follow up solicitation for subscriptions.

Gaming Venture's newsletters are cross-marketed and sold through ads over the Internet and in other print publications, by its staff at conventions and direct mail.

Annual subscription rates for Gaming Venture's newsletters range from
$75 to $530, depending on the specific newsletter.   The Gaming
Industry Weekly Report charges $75 for 13 weeks and $250 for 52 weeks by Mail or E-mail and $125 for 13 weeks and $400 for 52 weeks by fax. The Gaming Industry Daily Report charges $79 for 13 weeks by fax or e-
mail and $270 for 52 weeks.   A gaming combo plan is offered at $110
for 13 weeks by E-mail and $169 by Fax and $350 and $530 for 52 weeks
by email and fax respectively.   The Daily Lodging Report - North
America and Daily Lodging Report - Asia Pacific are each $175 for 6
months by E-mail and $295 for one year.   A Lodging Combo Plan is $300
for 6 months and $500 for one year.   The Gaming Sector. . .Yesterday,
Today and Tomorrow Report is sold for $49.95.   Consulting services
range from $1,000 per month to $5,000 per month depending on what type
of services are required and the duration of the contract.   Consulting
contracts occasionally include options or common stock granted as part of or all of the compensation.

Competition

In regard to our newsletters, Gaming Venture has experienced little competition. One other daily newsletter has been started for the
Gaming Industry and there is one other weekly publication.   Each of
these competing newsletters have different content and contains more news and events than editorial and opinion, giving Gaming Venture's
newsletters an advantage.   Due to Gaming Venture's newsletters being
the first, they are more established.   Gaming Venture does compete
against other magazine companies and even investment research houses who send out daily, weekly or monthly bulletins on events which have occurred. The majority of the investment research houses who cover the gaming and lodging industries are subscribers to the Company's
publications.   Magazine companies tend to do this as a service to
their readers and usually use headlines, rather than editorials.

There is no assurance that Gaming Venture will continue to compete successfully with other established gaming and lodging news enterprises, many who are part of much larger companies with greater
resources.   Gaming Venture shall compete on the basis of quality and
on public taste in addition to a price basis.   Inability to compete
successfully might result in increased costs, reduced yields and additional risks to the investors herein.

Employees

As of December 31, 2002, Gaming Venture had 2 full-time employees
including its officers.    The newsletters are written, produced and
distributed by these employees.   The Gaming Reports are marketed by
Gaming Venture directly and through other non-competing publications where the officers submit articles or have some sort of relationship.
The lodging newsletters are marketed by their partners.   The
consulting business is conducted by the two officers or joint ventured with other consulting or public relations firms.

Item 2.  MANAGEMENTS DISCUSSION AND ANALYSIS OF PLAN OF OPERATIONS

Trends and Uncertainties. Demand for Gaming Venture's future products and services will be dependent on, among other things, market acceptance of Gaming Venture's concept, our proposed operations and general economic conditions that are cyclical in nature. Inasmuch as a major portion of our activities are the revenues generating from the sale of our newsletters, Gaming Venture 's business operations may be adversely affected by competitors and prolonged recessionary periods.

On April 3, 1998, Casino Journal Publishing Group, Inc. and its combined affiliates merged with Gaming Venture Corp., U.S.A., a Nevada
corporation.   Casino Journal and its combined affiliates became wholly
owned subsidiaries of Gaming Venture, the legal acquiror.   As the
shareholders of Casino Journal and its combined affiliated acquired approximately 65% of Gaming's outstanding voting shares, the merger was accounted for as a reverse acquisition of Gaming Venture by Casino
Journal, the accounting acquiror in the transaction.   Simultaneous
with the acquisition, Gaming Venture Corp., U.S.A. changed its name to Casino Journal Publishing Group while the Gaming Venture's West, Inc. subsidiary changed its name to Gaming Venture Corp., U.S.A.

On January 3, 2003, the Board of Directors of Casino Journal approved the spin-off of one of its subsidiaries, Gaming Venture Corp., U.S.A.,
as a separate company.   Casino Journal will provide its shareholders 1
share of Gaming Venture for every 3 shares of Casino Journal owned as
of the record date.   No fractional shares will be issued.

Gaming Venture has incurred accumulated losses of $559,058 through December 31, 2002. It also has annual operating costs of approximately $467,000 to $500,000 and no significant sources of revenues to mitigate these operating losses. Gaming Venture plans to increase revenues by increased newsletter sales, new newsletters catered to different hospitality industries such as restaurants and timeshare, and additional regional newsletters for the lodging industry.
Historically, Gaming Venture launched a new publication every two years, resulting in a 20% increase in revenue. The last new publication launched was the Daily Lodging Report - Asia Pacific in February 2000.

Gaming Venture also plans to expand the consulting business to the lodging industry along with expansion of gaming clients. Management is in discussions with other hotel consulting companies to partner up with them on contracts. Gaming Venture would provide investor communication services to the hotel companies and assist on financial consulting and would split the retainer fee with the other consulting firms.

Capital and Source of Liquidity.   For the year ended December 31,
2002, Gaming Venture acquired property and equipment of $3,221. Additionally, Gaming Venture received proceeds from the sale of marketable securities of $138,710 and collections of monies due from
affiliates of $159,587.   As a result, Gaming Venture had net cash
provided by investing activities of $295,076.

For the year ended December 31, 2001, Gaming Venture acquired property and equipment of $7,722. Additionally, Gaming Venture received proceeds from the sale of marketable securities of $65,562 and
collection of monies due from affiliates of $215,448.   As a result,
Gaming Venture had net cash provided by investing activities of $273,288.

For the years ended December 31, 2002 and 2001, Gaming Venture did not have any financing activities.

Results of Operations.    For the year ended December 31, 2002, Gaming
Venture had revenues from subscriptions of $162,620, consulting of $49,100 and other revenue of $2,349 with direct costs of $1,994.
Gross profit for the year ended December 31, 2002 were $212,075.

For the year ended December 31, 2002, on a pro forma basis assuming completion of the spin-off, Gaming Venture had pro forma adjusted revenues of $214,069 and direct costs of $1,994 resulting in a gross profit of $212,075.

For the year ended December 31, 2002, Gaming Venture had general and administrative expenses of $299,275 on a pro forma adjusted basis. These general and administrative expenses consisted of $100,000 in officer's salaries, $40,000 in office salaries, $59,421 in professional fees, $24,412 in rent expense and the remaining selling, general and administrative expenses of $75,442.

For the year ended December 31, 2002, Gaming Venture realized a gain on marketable securities of $85,670.

For the year ended December 31, 2001, Gaming Venture had revenues from subscriptions of $184,941, consulting of $54,200 and other of $420 with
direct costs of $18,827.   Gross profit for the year ended December 31,
2001 was $220,734.

General and administrative expenses for the year ended December 31, 2001 were $492,450 and consisted of $199,000 in officer's salaries, $22,750 in office salaries, $45,240 in professional fees, $22,042 in rent expense and the remaining selling, general and administrative of $203,373.

For the year ended December 31, 2001, marketable securities permanently declined in value by $882,500 and the realized loss on marketable securities was $44,840.

On a long-term basis, Gaming Venture's liquidity is dependent on completing increased revenue generation.

Controls and Procedures.   The chief executive officer and the chief
financial officer of Gaming Venture have made an evaluation of the disclosure controls and procedures relating to the financial statements of Gaming Venture on Form 10SB for the years ended December 31, 2002 and 2001 as filed with the Securities and Exchange Commission and have judged such controls and procedures to be effective as of December 31, 2002 and 2001 (the evaluation date).

There have not been any significant changes in the internal controls of Gaming Venture or other factors that could significantly affect internal controls relating to Gaming Venture since the evaluation date.


ITEM 3.  DESCRIPTION OF PROPERTY.

Gaming Venture rents an office facility from Lucky Management Corp., a company considered controlled by Alan Woinski, an officer pursuant to a five-year lease which began on January 1, 2001. Total related party rent expense was $24,412 and $22,042 for the years ended December 31, 2002 and 2001, respectively.

Approximate future minimum lease payments at December 31, 2002 under this lease with a related party are as follows:

Year Ending
December 31,
-------------
2003                      $24,000
2004                       24,000
2005                       24,000
                          -------
                          $72,000
                          =======

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Assuming successful completion of the spin-off from Casino Journal,
there will be 2,187,142 common shares outstanding.   The following
tabulates holdings of shares and other securities of Gaming Venture by each person who, subject to the above, at the date of this prospectus, holds of record or is known by management to own beneficially more than 5.0% of the common shares and, in addition, by all directors and
officers of Gaming Venture individually and as a group.   Each named
beneficial owner has sole voting and investment power with respect to
the shares set forth opposite his name.   The following beneficial
owner's shares of Gaming Venture have reflected the adjustment of one share of Gaming Venture for every three shares of Casino Journal Publishing Group with no fractional shares issued.

Shareholdings of beneficial owners at January 31, 2003 assuming the spin-off is completed:

Directors and Officers
------------------------
                                                 Percentage of
                              Number & Class       Outstanding
       Name and Address       of Shares          Common Shares
Alan Woinski                    240,166               11%
PO Box 1396
Paramus, NJ 07653

Kim Woinski                     240,166               11%
PO Box 1396
Paramus, NJ 07653

Lucky Management                240,166               11%
PO Box 1396
Paramus, NJ 07653

Dan Rindos                       39,600              1.8%
30 Nutmeg Drive
Trumbull, Connecticut 06611
Director

Derek James                           0                0%
5 Bryce's Court
Sicklerville, NJ 08081




5% or More Holders
Glenn Fine                      958,192             43.8%
5240 Southeastern
Las Vegas, NV 89119

Adam Fine                       210,305              9.6%
5240 Southeastern
Las Vegas, NV 89119

Lisa Robertson                  125,000              5.7%
5240 Southeastern
Las Vegas, NV 89119

Officers and Directors
  as a Group (4 persons)        279,766             12.8%

Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the voting) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to a security whether through a contract, arrangement, understanding, relationship or otherwise. Unless otherwise indicated, each person indicated above has sole power to vote, or dispose or direct the disposition of all shares beneficially owned, subject to applicable unity property laws.

ITEM 5.   DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.

Board of Directors. The following persons listed below have been retained to provide services as directors. All holders of common stock will have the right to vote for directors of Gaming Venture. The board of directors has primary responsibility for adopting and reviewing implementation of the business plan of Gaming Venture, supervising the development business plan, and review of the officers' performance of specific business functions. The board is responsible for monitoring management, and from time to time, to revise the strategic and
operational plans of Gaming Venture.    Directors receive no cash
compensation or fees for their services rendered in such capacity. The directors will serve until the next annual meeting scheduled for the second quarter of 2004.

The Executive Officers and Directors are:

Name                     Position                 Term(s) of Office
Alan Woinski, age 38   President/Director         Inception to present
Kim Woinski, age 39    Vice President/Director    Inception to present
Derek James, age 46     Director                 January 2003 to present
Dan Rindos, age 52    Director                  January 2003 to present

Resumes.
Alan Woinski - Mr. Woinski is currently Chairman, CEO and President and a Director of Gaming Venture. Mr. Woinski is also currently President and CFO of Casino Journal Publishing Group, Inc., the parent company of Gaming Venture. Upon completion of the spinoff, Mr. Woinski will resign all his positions with Casino Journal but will remain as a
consultant for three years.   Mr. Woinski founded The Gaming Industry
Weekly Report in March 1992, The Gaming Industry Daily Report in
August, 1996 and has been the editor since their inception.   Mr.

Woinski was Vice President of A & E Printing, Inc. from January 1988 to December 1994. From January 1995 to July 1995, Mr. Woinski was
President of A & E Printing, Inc., a commercial printing company.   As
Vice-President, Mr. Woinski was in charge of sales, marketing and production. As president, Mr. Woinski's duties were expanded to hiring and firing personnel, inventory control and overseeing all operations
of the company.    From December 1992 to August 1995, Mr. Woinski was
also President of Lucky Management Corp, an investment advisory firm that also held interests in other businesses including printing, real
estate, etc.   As president, Mr. Woinski handled all investment
advisory accounts including being the advisor to the Monitrend Gaming
and Leisure fund.    Mr. Woinski served as an advisor for the Monitrend
Gaming and Leisure Mutual Fund from October 1993 to December 1994 and was Portfolio Manager of the High Rollers Investment Partnership from
December 1992 to October 1993.   Duties as advisor and portfolio
manager included updates on the gaming industry including trend analysis, technical analysis on securities of companies in the gaming
industry, buy and sell recommendations, etc.   Mr. Woinski graduated
from Hofstra University in 1986.

Kim Santangelo-Woinski - Mrs. Woinski is currently Vice President and a director of Gaming Venture. Mrs. Woinski is also currently a director of Casino Journal Publishing Group, Inc., the parent company of Gaming Venture. Upon completion of the spinoff, Mrs. Woinski will
resign as a director of Casino Journal.   Mrs. Woinski was Vice
President of Lucky Management Corp., an investment advisory firm that also held interests in other businesses including printing, real
estate, etc. from December 1992 to August 1995.   Mrs. Woinski was vice
president in charge of all in-house accounting and customer relations as well as running the entire office including ordering supplies, equipment, etc. From January 1992 to January 1994, Mrs. Woinski worked as operations manager/personal assistant to the President of Tee Dee's,
Inc., a womens clothing manufacturer.   Mrs. Woinski's duties included
office management and personnel supervision.   From 1990 to 1992, Mrs.
Woinski was beverage manager of Waypointe, Inc., and served as beverage
manager of Treadway Inn Hotel from 1989 to 1991.   Her duties as
beverage manager included hiring staff, inventory and overseeing and filing report for the parent company.

Derek James.   Derek James is a director of Gaming Venture.   Mr. James
has been Corporate Controller of Casino Journal Publishing Group since 1995. Prior to that, Mr. James was the Controller at Silver Threads,
Ltd., a manufacturer of women's apparel.   Mr. James is from England
and graduated Lewisham & Eltham College in London in 1978 with an ACCA
- Association of Certified & Corporate Accountants.

Daniel F. Rindos.   Mr. Rindos is a director of Gaming Venture.   Mr.
Rindos was instrumental in the start up of the Subway sandwich chain in
Bridgeport in 1968-1971.    From 1971 thru 1981, Mr. Rindos owned and
operated the Full Of Baloney sandwich shop chain consisting of 13
similar type stores operating throughout Connecticut.    In 1981, Mr.
Rindos joined the family owned Bargain News, a statewide weekly
newsstand publication specializing in classified advertising.   Through
today, Mr. Rindos has been instrumental in the opening of several similar papers, Car Buyers Market in New York City and Special Interest
Vehicles, sold throughout the Northeast.    In 1995, Mr. Rindos headed
up the development and launch of the company's web site

Mr. Rindos has been active in the start up and ongoing operations of several other businesses over the years including Gaming Venture, Stratford Type, VDM Associates, Bacut Associates, Communication
Management Services, and Net Advisors, LLC, to name a few.   All have
been successful and many are still operating profitably today.   Also,
Mr. Rindos has always been active in the local, statewide and National Republican Party, serving several terms as National Committeeman, and Regional vice-Chairman of the YGOP during his 20's and early 30's. He recently has been working with the international FAPIA trade organization, a group of 85 classified ad publishing companies from over 35 countries. He is currently exploring ways to help the member publishers pool their data into an international classified ad database system for world wide exposure of their content. He recently visited Moscow, Amsterdam, and Vancouver and will be visiting Vienna and Dublin in 2003 on behalf of the organization. Mr. Rindos operates out of the family publishing headquarters located in Trumbull, Connecticut and current lives in Milford, Connecticut.

Mr. Rindos attended the University of Bridgeport for two years and the New York Institute of Technology for 2 years majoring in engineering and physics with a business minor.

Item 6.   Executive Compensation.   In April of 1998, Casino Journal
entered into five-year employment contracts with Mr. Woinski in which he will serve as an officer. His annual base salary ranged from $190,000 to $260,000 and he was be entitled to increases of 10% in the second through fifth year. Under the agreement, he also received additional unspecified bonuses. Such bonuses were determined by the members of the Board of Directors who took into account the individual
performances in making such determination.   He will be subject to a
one-year covenant-not-to-compete with Casino Journal that begins at the
end of the term of such agreements.    Mr. Woinski was paid $246,400
and $199,000 for the years ended December 31, 2002 and 2001, respectively, as an officer of Casino Journal and Gaming Venture.

Mrs. Woinski was paid $45,879 and $22,750 for the years ended December 31, 2002 and 2001, respectively, as an officer of Gaming Venture.

Except as discussed above, none of the other officers and/or directors receive any compensation for their services and there are not plans to
pay any such compensation in the near future.    All officers and
directors are, however, reimbursed for expenses incurred on behalf of Gaming Venture. The Board of Directors expects to negotiate an employment contract with Mr. Woinski shortly.

Gaming Venture presently and pays health insurance offered to employees. Gaming Venture presently has no other pension, health, stock option, annuity, bonus, insurance, profit-sharing or other similar benefit plans; however, Gaming Venture may adopt such plans in the future. There are presently no personal benefits available for directors, officers or employees of Gaming Venture.


ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Gaming Venture rents an office facility from Lucky Management Corp., a company considered controlled by Alan Woinski, an officer and director pursuant to a five-year lease which began on January 1, 2001. Total related party rent expense was $24,412 and $22,042 for the years ended December 31, 2002 and 2001, respectively.

Approximate future minimum lease payments at December 31, 2002 under this lease with a related party are as follows:

Year Ending
December 31,
-------------
2003                      $24,000
2004                       24,000
2005                       24,000
                          -------
                          $72,000
                          =======

Amounts due from affiliates represent loans and advances to the affiliated companies and are non-interest-bearing.


ITEM 8.  DESCRIPTION OF SECURITIES

The following statements constitute brief summaries of Gaming Venture's Certificate of Incorporation and Bylaws, as amended. Such summaries do not purport to be complete.

Common Shares. Gaming Venture's articles of incorporation authorize it to issue up to 50,000,000 common shares, $.001 par value per common share. All outstanding common shares are legally issued, fully paid and non-assessable.

Liquidation Rights.   Upon liquidation or dissolution, each outstanding
common share will be entitled to share equally in the assets of Gaming Venture legally available for distribution to shareholders after the payment of all debts and other liabilities.

Dividend Rights.   There are no limitations or restrictions upon the
rights of the board of directors to declare dividends out of any funds legally available therefore. Gaming Venture has not paid dividends to date and it is not anticipated that any dividends will be paid in the foreseeable future. The board of directors initially may follow a policy of retaining earnings, if any, to finance the future growth of
Gaming Venture.   Accordingly, future dividends, if any, will depend
upon, among other considerations, Gaming Venture's need for working capital and its financial conditions at the time.

Voting Rights.   Holders of common shares of Gaming Venture are
entitled to voting rights of one hundred percent. Holders may cast one vote for each share held at all shareholders meetings for all purposes.

Other Rights.   Common shares are not redeemable, have no conversion
rights and carry no preemptive or other rights to subscribe to or purchase additional common shares in the event of a subsequent offering.

Transfer Agent. Florida Atlantic Stock Transfer, Inc. acts as Gaming Venture's transfer agent.

                           PART II

ITEM 1. MARKET PRICE AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information.   Gaming Venture's common stock is not listed in
the pink sheets or in the OTC Bulletin Board maintained by the NASD. Gaming Venture plans to apply to be listed on the OTC Bulletin Board.

Holders.   The sole shareholder of record of Gaming Venture's common
stock, as of December 31, 2002 was Casino Journal Publishing Group,
Inc.

Dividends.   Holders of Gaming Venture's common stock are entitled to
receive such dividends as may be declared by its board of directors after the spin-off has been completed.

ITEM 2.  LEGAL PROCEEDINGS

Gaming Venture is not a party to any legal proceedings nor is Gaming Venture aware of any disputes that may result in legal proceedings.

ITEM 3. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS.

During Gaming Venture 's two most recent fiscal years or any later interim period, there have been no changes in or disagreements with Gaming Venture's principal independent accountant.

ITEM 4.   RECENT SALES OF UNREGISTERED SECURITIES.

None.

ITEM 5.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Indemnification. Gaming Venture shall indemnify to the fullest extent permitted by, and in the manner permissible under the laws of the State of Nevada, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of Gaming Venture, or served any other enterprise as director, officer or employee at the request of Gaming Venture. The board of directors, in its discretion, shall have the power on behalf of Gaming Venture to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was an employee of Gaming Venture.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of Gaming Venture, Gaming Venture has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Gaming Venture of expenses incurred or paid by a director, officer or controlling person of Gaming Venture in the successful defense of any action, suit or proceedings) is asserted by such director, officer, or controlling person in connection with any securities being registered, Gaming Venture will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

INDEMNIFICATION OF OFFICERS OR PERSONS CONTROLLING THE CORPORATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, IS HELD TO BE AGAINST PUBLIC POLICY BY THE SECURITIES AND EXCHANGE COMMISSION AND IS THEREFORE UNENFORCEABLE.


PART F/S

The following financial statements required by Item 310 of Regulation S-B are furnished below:

Independent Auditor's Report dated January 30, 2003
Balance Sheets - December 31, 2002 and 2001
Statement of Operations for the years ended December 31, 2002 and 2001 Statement of Comprehensive Loss for the years ended December 31, 2002 and 2001
Statement of Changes In Stockholders' Equity for the years ended December 31, 2002 and 2001
Statement of Cash Flows for the Years Ended December 31, 2002 and 2001 Notes to Financial Statements

Unaudited Pro Forma Financial Statements
Unaudited Pro Forma Balance Sheet - December 31, 2002
Unaudited Pro Forma Statement of Operations for the year ended December
31, 2002

FRIEDMAN                                          1700 BROADWAY
ALPREN &                                          NEW YORK, NY 10019
GREEN LLP                                         212-842-7000
CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS      FAX 212-842-7001
                                                  www.nyccpas.com

INDEPENDENT AUDITORS' REPORT

TO THE SHAREHOLDERS OF GAMING VENTURE CORP., U.S.A.

We have audited the accompanying balance sheet of GAMING VENTURE CORP., U.S.A. as of December 31, 2002 and 2001, and the related statements of operations, comprehensive loss, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GAMING VENTURE CORP., U.S.A. as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/Friedman, Alpren & Green, LLP
New York, New York
January 30, 2003

                           GAMING VENTURE CORP., U.S.A.

                                  BALANCE SHEET

                            DECEMBER 31, 2002 AND 2001

        ASSETS
        -------

                                                      2002         2001
                                                     ------       ------
Current assets
   Cash                                          $  431,745     $  329,428
   Accounts receivable                                7,310         10,885
   Investment in marketable securities              126,670         87,406
   Corporation tax receivable                        39,560         39,560
                                                  ---------      ---------
         Total current assets                       605,285        467,279

Property and equipment - at cost, less
   accumulated depreciation                          16,312         25,289

Due from affiliates                                   9,761         169,348
                                                  ---------      ----------
                                                 $  631,358      $  661,916
                                                 ==========      ==========
 LIABILITIES AND SHAREHOLDERS' EQUITY
--------------------------------------
Current liabilities
   Accounts payable and accrued expenses         $        -      $      125
   Deferred revenues                                 66,040          59,678
                                                 ----------      ----------
         Total current liabilities                   66,040          59,803
                                                 ----------      ----------
Shareholders' equity
   Common stock, $.001 par value; 50,000,000
      shares authorized, 1,664,000 shares issued
      and outstanding                                 1,664           1,664
   Additional paid-in capital                     1,328,895       1,328,895
   Accumulated unrealized loss on investments      (206,183)       (334,769)
   Accumulated deficit                             (559,058)       (393,677)
                                                 ----------      ----------
                                                    565,318         602,113
                                                 ----------      ----------
                                                 $  631,358      $  661,916
                                                 ----------      ----------

                 GAMING VENTURE CORP., U.S.A.

                  STATEMENT OF OPERATIONS

          YEARS ENDED DECEMBER 31, 2002 AND 2001

                                                      2002          2001
                                                    --------       ------
Revenues
   Subscriptions                                   $  162,620   $  184,941
   Consulting                                          49,100       54,200
   Other                                                2,349          420
                                                   ----------   ----------
          Total revenues                              214,069      239,561

Direct costs                                            1,994       18,827
                                                   ----------   ----------
          Gross profit                                212,075      220,734

General and administrative expenses                   466,275      492,405
                                                   ----------   ----------
                                                     (254,200)    (271,671)
                                                   ----------   ----------
Other income (expense)
   Permanent decline in value of marketable
securities                                                  -     (882,500)
Realized gain (loss) on marketable securities          85,670      (44,840)
Other                                                   3,149        6,818
                                                    ---------   ----------
                                                       88,819     (920,522)
                                                    ---------   ----------
       Net loss                                    $ (165,381) $(1,192,193)
                                                   ==========  ===========
Basic and diluted loss per share                   $    (0.10) $     (0.72)
                                                   ==========  ===========
Shares used in calculation of loss
   per share                                         1,664,000   1,664,000
                                                   ===========  ==========

                 GAMING VENTURE CORP., U.S.A.

               STATEMENT OF COMPREHENSIVE LOSS

            YEARS ENDED DECEMBER 31, 2002 AND 2001

                                                        2002        2001
                                                       ------      ------
Net loss                                           $ (165,381) $(1,192,193)
                                                   ----------  -----------
Reclassification adjustment                            89,322      130,468

Unrealized gain (loss) on investments                  39,264     (350,862)
                                                   ----------  -----------
Other comprehensive income (loss)                     128,586     (220,394)
                                                   ----------  -----------
           Comprehensive loss                      $  (36,795) $(1,412,587)
                                                   ==========  ===========

                GAMING VENTURE CORP., U.S.A.

          STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

              YEARS ENDED DECEMBER 31, 2002 AND 2001

                            Common Stock       Additional     Accumulated     Retained
                            ------------        Paid-in    Unrealized Loss    Earnings
                          Shares      Amount    Capital    on Investments    (Deficit)
                          ------      ------    -------    ---------------    --------
Balance, January 1, 2001  1,664,000   $  1,664  $1,328,895    $  (114,375)   $ 798,516

Net loss                          -          -           -              -   (1,192,193)

Reclassification adjustment       -          -           -        130,468            -

Unrealized loss on
     investments                  -          -           -       (350,862)           -
                          ---------   --------  ----------    -----------    ---------
Balance, December 31,
     2001                 1,664,000      1,664   1,328,895       (334,769)    (393,677)

Net loss                          -          -           -              -     (165,381)

Reclassification adjustment       -          -           -         89,322            -

Unrealized gain on
     investments                  -          -           -         39,264            -
                          ---------   --------   ---------    -----------     --------
Balance, December 31,
     2002                 1,664,000   $  1,664  $1,328,895    $  (206,183)   $(559,058)
                          =========   ========  ==========    ===========    =========

                GAMING VENTURE CORP., U.S.A.

                  STATEMENT OF CASH FLOWS

          YEARS ENDED DECEMBER 31, 2002 AND 2001

                                                          2002           2001
                                                         ------         ------
Cash flows from operating activities
    Net loss                                         $  (165,381)   $(1,192,193)
    Adjustments to reconcile net loss
      to net cash used in operating activities
Loss (gain) on sale of securities                        (85,670)        44,840
Depreciation                                              12,198         11,409
Permanent decline in value of marketable
securities                                                     -        882,500
Noncash adjustment to marketable securities               36,282         85,628
Changes in assets and liabilities
             Accounts receivable                           3,575          5,855
             Prepaid expenses                                  -        (22,649)
             Accounts payable and accrued expenses          (125)       (15,375)
             Deferred revenues                             6,362        (13,794)
                                                      ----------    -----------
                Net cash used in operating activities   (192,759)      (213,779)
                                                      ----------    -----------
Cash flows from investing activities
     Additions to property and equipment                  (3,221)        (7,722)
     Proceeds from sale of marketable securities         138,710         65,562
     Due from affiliates                                 159,587        215,448
                                                     ----------     -----------
               Net cash provided by investing
                  activities                             295,076        273,288
                                                     -----------    -----------
Net increase in cash                                     102,317         59,509

Cash, beginning of year                                  329,428        269,919
                                                     -----------    -----------
Cash, end of year                                    $   431,745    $   329,428
                                                     ===========    ===========
Supplemental cash flow disclosures
     State franchise tax                             $       908    $     1,466
                                                     ===========    ===========

GAMING VENTURE CORP., U.S.A.
NOTES TO FINANCIAL STATEMENTS

1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Gaming Venture Corp., U.S.A. was incorporated on June 1, 1995 in the State of Nevada. The operations and objectives of the Company are to provide various types of gaming reports and newsletters regarding the gaming and hospitality industries. The Company also provides consulting and advisory services to the gaming and hospitality industries.

On April 3, 1998, Casino Journal Publishing Group, Inc. ("CJPG") and its combined affiliates merged with Gaming Venture Corp., U.S.A. ("Gaming" or the "Company"), a Nevada corporation. CJPG and its combined affiliates became wholly owned subsidiaries of Gaming, the legal acquiror. As the shareholders of CJPG and its combined affiliates acquired approximately 65% of Gaming's outstanding voting shares, the merger was accounted for as a reverse acquisition of Gaming by CJPG, the accounting acquiror in the transaction. Simultaneous with the acquisition, Gaming changed its name to CJPG while the Gaming Venture's West, Inc. subsidiary changed its name to Gaming Venture Corp., U.S.A.

On January 3, 2003, the Board of Directors of CJPG approved the spin-off of one of its subsidiaries, Gaming Venture Corp., U.S.A., as a separate company. CJPG will provide its shareholders 1 share of Gaming for every 3 shares of CJPG owned as of the record date. No fractional shares will be issued.

As shown in the accompanying financial statements, the Company has incurred accumulated losses of $559,058 through December 31, 2002. It also has annual operating costs of approximately $467,000 to $500,000 and no significant sources of revenues to mitigate these operating losses. Gaming plans to increase revenues by increased newsletter sales, new newsletters catered to different hospitality industries such as restaurants and timeshare, and additional regional newsletters for the lodging industry. Historically, the Company launched a new publication every two years, resulting in a 20% increase in revenue. The last new publication launched was the Daily Lodging Report - Asia Pacific in February 2000.

Gaming also plans to expand the consulting business to the lodging industry along with expansion of gaming clients. Management is in discussions with other hotel consulting companies to partner up with them on contracts. The Company would provide investor communication services to the hotel companies and assist on financial consulting and would split the retainer fee with the other consulting firms.

GAMING VENTURE CORP., U.S.A.
NOTES TO FINANCIAL STATEMENTS

1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates

Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.

Revenue Recognition

Subscription revenues are recognized in income as issues of newsletters are delivered to the subscribers. Consulting revenues are recognized as income upon the completion of its services. The unearned portion of paid newsletter subscriptions and consulting revenues is deferred until newsletters are delivered to subscribers and consulting services are rendered. Gaming occasionally receives marketable securities in
exchange for consulting services.   These transactions are valued at
market on the date consulting contracts are signed.

Advertising

Advertising costs generally are expensed as incurred. Promotion and advertising were $-0- and $17,695, respectively, for the years ended December 31, 2002 and 2001.

Property and Equipment

Property and equipment are carried at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the assets.

Concentrations of Credit Risk

At December 31, 2002, the Company maintained cash balances in banks and brokerage firms. Balances are insured for up to $100,000 by the Federal Deposit Insurance Corporation and are also insured for up to $500,000 by Securities Investor Protection Corporation. At times, balances may exceed such insurance limits. The Company believes it mitigates its risk by banking with major financial institutions.

Fair Value of Financial Instruments

The fair values of the due from affiliates cannot be reasonably determined because there is no market for such instruments.

GAMING VENTURE CORP., U.S.A.
NOTES TO FINANCIAL STATEMENTS

1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Investment in Available-for-Sale Securities

Investments, consisting of marketable equity securities, are classified as available-for-sale securities and are carried at fair value. Unrealized gains and losses are reported as a separate component of stockholders' equity, net of applicable income taxes. For the year ended December 31, 2001, the Company recorded a loss on equity investments of $882,500 as a result of declines in value deemed to be other than temporary. The Company disposed of these investments during the first quarter of 2002 for a nominal amount. The Company calculates its gains (losses) on the sale of marketable securities on a first-in, first-out basis. Net unrealized gains at December 31, 2002 were $39,624. Net unrealized losses at December 31, 2001 were $350,862. These unrealized gains and losses are presented as other comprehensive income (loss) and as a component of shareholders' equity.

Comprehensive Income (Loss)

Comprehensive income (loss) is the total of (1) net income (loss) plus
(2) all other changes in net assets arising from nonowner sources, which are referred to as other comprehensive income (loss). Other comprehensive income (loss) consists entirely of net unrealized (gains) losses from marketable securities. The Company has presented a separate statement of comprehensive loss.

Income Taxes

The Company applies the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

The Company files a consolidated Federal income tax return with its parent, Casino Journal Publishing Group, Inc. For financial statement purposes, the Company and its parent have agreed that all tax or tax benefits resulting from filing a consolidated income tax return would either benefit or be borne by the parent company.

GAMING VENTURE CORP., U.S.A.
NOTES TO FINANCIAL STATEMENTS

1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Per Share Data

Basic income (loss) per share is computed by dividing the net income
(loss) by the weighted average number of shares of common stock outstanding during the year. Diluted income per share is computed by dividing the net income by the weighted average number of shares of common stock, stock warrants and options outstanding during the year. The Company had no stock warrants and options outstanding at December 31, 2002 and 2001.

Segment Reporting

The Company applies Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No. 131). This statement establishes standards for the reporting of information about operating segments in annual and interim financial statements and requires restatement of prior year information. Operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker(s) in deciding how to allocate resources and in assessing performance. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. The application of SFAS No. 131 did not affect results of operations or financial position but did affect the disclosure of segment information, as presented in Note 5.

2 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                             2002                2001
                                            ------              ------
Equipment                                  $61,038             $57,817
Furniture and fixtures                       2,283               2,283
                                           -------             -------
                                            63,321              60,100

Less - Accumulated depreciation             47,009              34,811
                                           -------             -------
                                           $16,312             $25,289
                                           =======             =======

Depreciation on property and equipment was $12,198 and $11,409 for the years ended December 31, 2002 and 2001, respectively.

GAMING VENTURE CORP., U.S.A.
NOTES TO FINANCIAL STATEMENTS

3 - INCOME TAXES AND DEFERRED INCOME TAXES

At December 31, 2002, the Company had a net operating loss on the consolidated tax return carryforward of approximately $420,000 available to reduce future Federal taxable income of its parent entity, if any, through 2022.

4 - RELATED PARTY TRANSACTIONS

The Company rents an office facility from its officer pursuant to a five-year lease which began on January 1, 2001. Total related party rent expense was $24,412 and $22,042 for the years ended December 31, 2002 and 2001, respectively.

Approximate future minimum lease payments at December 31, 2002 under a lease with a related party are as follows:

Year Ending
December 31,
-------------
2003                      $24,000
2004                       24,000
2005                       24,000
                          -------
                          $72,000
                          =======
Amounts due from affiliates represent loans and advances to the affiliated companies and are non-interest-bearing.

GAMING VENTURE CORP., U.S.A.
NOTES TO FINANCIAL STATEMENTS

5 - REPORTABLE SEGMENTS

The Company has two reportable segments, newsletter and gaming subscriptions and consulting services. The accounting policies of the segments are substantially the same as those described in the summary of significant accounting policies, as presented in Note 1. All revenues generated in the segments are external. For the years ended December 31, 2002 and 2001, the total reportable segment information is as follows:

                                      Newsletter
                                      and Gaming         Consulting      Total As
                                     Subscriptions        Services       Reported
                                     -------------       ----------      --------
For the year ended December 31, 2001:

Reportable segments
External revenues                     $  184,941           $   54,200     $ 239,561
Depreciation and amortization              8,815                2,594        11,409
Operating loss                          (253,993)             (17,678)     (271,671)
Assets                                    10,885                5,749       661,916
Capital expenditures                       6,013                1,759         7,772

For the year ended December 31, 2002:

Reportable segments
External revenues                      $  162,620          $   49,100     $ 214,069
Depreciation and amortization               9,369               2,829        12,198
Operating loss                           (205,558)            (48,642)     (254,200)
Assets                                      7,310               3,783       631,358
Capital expenditures                        2,474                 747         3,221

Products and Services Revenues

The table below presents external revenues for groups of similar products and services for the years ended December 31, 2002 and 2001.

                                          2002                2001
                                         ------              ------
Newsletter and gaming subscriptions      $ 162,620          $ 184,942
Consulting                                  49,100             54,200
Other                                        2,349                419
                                         ---------          ---------
                                         $ 214,069          $ 239,561
                                         =========          =========

Both segments of the Company are operating in and have derived their revenues in the United States.

                     GAMING VENTURE CORP., U.S.A.

                 UNAUDITED PRO FORMA FINANCIAL STATEMENTS

The following unaudited pro forma financial statements of the Company for the year ended December 31, 2002 have been prepared to effectuate a spin-off and should be read in conjunction with our "Management's Discussion and Analysis of Plan of Operations" and the financial statements and notes thereto included elsewhere in this Form 10SB. The unaudited pro forma statement of operations has been prepared to give effect to the spin-off and the related transactions as if they had occurred as of January 1, 2002. The unaudited pro forma balance sheet has been prepared giving the estimated effect to the spin-off as if it occurred on December 31, 2002.

These unaudited pro forma financial statements do not reflect any significant changes that may occur after the spin-off. We believe the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to the spin-off.

                 GAMING VENTURE CORP., U.S.A.

               UNAUDITED PRO FORMA BALANCE SHEET

                       DECEMBER 31, 2002

                 ASSETS
                --------

                                                            Pro Forma    Pro Forma
                                            Historical    Adjustments    As Adjusted
                                           ------------   -----------    -----------
Current assets
   Cash                                     $  431,745                   $  431,745
   Accounts receivable                           7,310                        7,310
   Investment in marketable securities         126,670                      126,670
   Prepaid expenses and other current assets    39,560                       39,560
                                           -----------                   ----------
         Total current assets                  605,285                      605,285

Property and equipment - at cost, less
accumulated depreciation and amortization       16,312                       16,312

Due from affiliates                              9,761                        9,761
                                           -----------                  -----------
                                           $   631,358                  $   631,358
                                           ===========                  ===========
    LIABILITIES AND SHAREHOLDERS' EQUITY
    ------------------------------------
Current liabilities
   Deferred revenues                      $     66,040                  $    66,040
                                          ------------                  -----------
Shareholders' equity
   Common stock, $.001 par value                 1,664      523   (1)         2,187
   Additional paid-in capital                1,328,895     (523)  (1)     1,328,372
   Accumulated unrealized loss on
      investments                             (206,183)                    (206,183)
   Accumulated deficit                        (559,058)                    (559,058)
                                           -----------    ----------    ----------
                                               565,318             -        565,318
                                           -----------    ----------    -----------
                                           $   631,358    $      -0-    $   631,358
                                           ===========    ==========    ===========

(1) Casino Journal Publishing Group, Inc. ("CJPG") will spin off Gaming Venture Corp., U.S.A. ("Gaming"), a subsidiary of CJPG, as a separate company. For every 3 shares of CJPG owned as of the record date, CJPG shareholders will receive 1 share of Gaming. This adjustment reflects the par value of the increased number of the outstanding Gaming shares to 2,187,142 from 1,664,000.

                  GAMING VENTURE CORP., U.S.A.

           UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                                            Year Ended December 31, 2002
                                            ----------------------------
                                                         Pro Forma       Pro Forma
                                       Historical      Adjustments      As Adjusted
                                       ----------      -----------      -----------
Revenues
   Subscriptions                       $  162,620                       $  162,620
   Consulting                              49,100                           49,100
   Other                                    2,349                            2,349
                                       ----------                        ---------
          Total revenues                  214,069                          214,069

Direct costs                                1,994                            1,994
                                       ----------                        ---------
          Gross profit                    212,075                          212,075

General and administrative expenses       466,275    $  (167,000)(1)       299,275
                                       ----------    --------------      ---------
                                         (254,200)      (167,000)          (87,200)
                                       ----------    --------------      ---------
Other income (expense)
   Permanent decline in value of marketable
        securities                              -                                -
Realized gain on marketable securities     85,670                           85,670
Other                                       3,149                            3,149
                                       ----------    --------------      ---------
                                           88,819                 -         88,819
                                       ----------    --------------      ---------
        Net income ( loss)             $ (165,381)   $  (167,000)        $   1,619
                                       ==========    ==============      =========
Basic and diluted income (loss)
        per share                      $    (0.10)              (2)      $   0.001
                                       ==========    ==============      =========
Shares used in calculation of income
       (loss) per share                 1,664,000        523,142(2)      2,187,142
                                       ==========    =============       =========

 (1) Subsequent to the spin-off, Gaming Venture Corp., U.S.A., as an independent company, expects to reduce its officer and office salaries and the related payroll taxes by $167,000. The employees of the Company will not be servicing CJPG.

(2) This reflects the increase in the number of shares outstanding as a result of the spin-off.

                           PART III


ITEM 1.  INDEX TO EXHIBITS

(3) Charter and By-Laws

ITEM 2.  DESCRIPTION OF EXHIBITS

(3.1) Articles of Incorporation
(3.2) Bylaws
(99)  Certification pursuant to 18 U.S.C. Section 1350


                  SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Gaming Venture Corp., U.S.A.

Date:  February 12, 2003    /s/ Alan Woinski
                            ---------------------
                            By: Alan Woinski
                               President, Chief Executive Officer

               CERTIFICATIONS

I, Alan Woinski, certify that:

1. I have reviewed this registration statement on Form 10SB of Gaming Venture Corp., U.S.A.

2. Based on my knowledge, the Form 10SB does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the periods covered by this registration statement;

3. Based on my knowledge, the financial statements, and Pro Forma financial information included in this registration statement, fairly present, in all material respects, the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this registration statement;

4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

(a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, is made known to us by others within the entity, particularly during the periods in which this registration statement is being prepared;

(b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this registration statement (the "Evaluation Date"); and

(c) presented in this Form 10SB our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent function):

(a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

(b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

(6) The registrant's other certifying officers and I have indicated in this registration statement whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date:  February 12, 2003

/s/Alan Woinski
Alan Woinski
Chief Executive Officer
Chief Financial Officer